                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )(1)

                      Volume Services America Holdings Inc.
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                                (Name of Issuer)

                          Common Stock $0.01 Par Value
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                         (Title of Class of Securities)

                                    92873P204
            --------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)

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(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92873P204
         --------------

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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Schroder Investment Management North America Inc.
     13-4064414
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  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
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  3. SEC Use Only

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  4. Citizenship or Place of Organization

     Delaware
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Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         850,500
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              850,500
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
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  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     850,500
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 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

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 11. Percent of Class Represented by Amount in Row (9)

     5.07%
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 12. Type of Reporting Person (See Instructions)

     IA
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ITEM 1.
     (a)  Name of Issuer

          Volume Services America Holdings Inc
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     (b)  Address of Issuer's Principal Executive Offices

          201 East Broad Street
          Spartanburg, SC 29306
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ITEM 2.
     (a)  Name of Person Filing

          Barbara Brooke Manning
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     (b)  Address of Principal Business Office or, if none, Residence

          875 Third Avenue, 22nd Floor
          New York, NY 10022
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     (c)  Citizenship

          Delaware
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     (d)  Title of Class of Securities

          Common Stock $0.01 Par Value
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     (e)  CUSIP Number

          92873P204
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /X/ An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               850,500
           --------------------------------------------------------------------
          (b)  Percent of Class:
               5.07%
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          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        850,500
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        850,500
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          There are no other persons with such rights who own more than 5% of the issuer, except as reported herein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

             "By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 12, 2004
                                     -----------------------------------------
                                                     Date

                                             Barbara Brooke Manning
                                     -----------------------------------------
                                                   Signature

                                               Barbara Brooke Manning
                                        Senior Vice President, Director and
                                              Chief Compliance Officer
                                     -----------------------------------------
                                                   Name/Title

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

             NOTE. Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. SEE Rule13d-7(b) for other parties for whom copies are to be sent.

             ATTENTION. Intentional misstatements or omissions of fact constitute federal criminal violations (SEE 18 U.S.C. Section 1001)